Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FURMANITE CORPORATION

ARTICLE I
NAME

The name of the corporation is Furmanite Corporation (the “Corporation”).
ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is to be located at 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have perpetual existence.

ARTICLE IV
CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value. Cumulative voting of the stock is expressly prohibited. No stockholder shall have, as a stockholder of the Corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the Corporation or any of the classes or series thereof, or for any securities convertible into such stock, whether now or hereinafter acquired.

ARTICLE V
BOARD OF DIRECTORS

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”).

ARTICLE VI
ELECTION OF DIRECTORS

Directors need not be elected by written ballot unless required by the Bylaws of the Corporation.

ARTICLE VII
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders, except as may be required by applicable law or the Bylaws of the Corporation.

ARTICLE VIII
AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX
LIABILITY

A. Limitation of Liability. No director shall personally be liable to the Corporation or the stockholders for monetary damages for any breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL or other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable law, as so amended. Any repeal or modification of this article by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

B. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threated to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

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